Exhibit 10(aa)
Amendment to Deferred Compensation Plan for Non-Employee Directors of Wachovia Corporation
Effective as of June 1, 2009, the Deferred Compensation Plan for Non-Employee Directors of Wachovia Corporation was amended to add a new Section 4(e) to read as follows:
4(e). Notwithstanding any language in Sections 4 and 5 to the contrary, those Directors who were in service as a Director of Wachovia Corporation as of December 31, 2008 but who were not elected to serve as a member of the Board of Directors of Wells Fargo & Company effective January 1, 2009 (collectively the “Non-Continuing Directors”) may make a one-time irrevocable election to have all or any part of the balance credited to such Non-Continuing Director’s Interest Account or Stock Account, as applicable, transferred to a Stock Account or Interest Account, as applicable. Such election shall not alter in any way the deferral election made by the Non- Continuing Director under Section 3(a), the distribution election made by such Non- Continuing Director under Section 5(a) or the deemed distribution election described in Section 5(b) in the event that the Non- Continuing Director failed to make a distribution election pursuant to Section 5(a). Such election shall be made in the time and manner prescribed by the Executive Compensation division of Human Resources and shall be effective June 1, 2009.